CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated May 27, 1999 on the financial statements of The Florida TaxFree Money Market Fund and The Florida TaxFree ShortTerm series of The Hough Group of Funds referred to therein, in Post Effective Amendment No. 8 to the Registration Statement on Form N-1A, file No. 33-66396, as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm in the Prospectus under the caption "Financial Highlights" an in the Statement of Additional Information under the caption " Financial Statements".




McGladrey & Pullen, LLP
New York, New York
August 26, 1999